EXHIBIT 10.11

                                 March 19, 2004

Mr. Thomas E. Wharton Jr.
Chief Executive Officer
iSECUREtrac Corp.
5022 So. 114th Street
Omaha, NE 68137

Dear Tom:

      This letter ("Letter Agreement") shall confirm and memorialize our agreement with respect to my employment and other relationships with iSECUREtrac Corp. ("iST") and Tracking Systems Corporation ("TSC") (collectively, the "Companies), to wit:

1. TERMINATION. The Executive Employment Agreement, dated August 28, 2003, between iST and me shall terminate upon execution of this Letter Agreement by you on behalf of iST in your capacity as its Chief Execution Officer. Upon termination, I shall have resigned from any position and/or relationship with the Companies, including without limitation employee, officer, director, and agent. Except as agreed upon and set forth herein, I waive and release the Companies from any and all compensation which may be, or may become, due and payable to me by reason of the Executive
      Employment Agreement or any other employment relationship with the Companies. The Companies shall make a general announcement among the employees of the Companies that I have resigned from the Companies immediately after execution of this Letter Agreement, and thereupon I shall vacate the premises of the Companies and return only with your express consent.

2. CONSULTATION. For a period of thirty (30) days following termination, I shall provide services of an advisory or consultative nature, which the Companies may reasonably request from time to time, so that the Companies may continue to have the benefits of my experience and knowledge of the affairs of the Companies and the industry in which they do business. I4 agree to make myself available to give this advice and counsel by telephone, letter or in person to the employees of the Companies at all reasonable times. Notwithstanding the foregoing or anything else to the contrary, the method used and the extent of the time required to give this advice and counsel shall be in my sole discretion and I shall not be expected to provide such services on a full-time basis.

3. FINANCIAL CONSIDERATION. In consideration for termination and consultation set forth in paragraphs 1 and 2, respectively, the Companies agree as follows:

      o I shall receive my remaining salary as set forth in the Executive Compensation Agreement through August 28, 2004, payable in a manner consistent with past practices of the Companies.

      o Upon execution of the Letter Agreement, I shall receive a vacation pay-out of $13,441.00 for unused vacation time earned during 2003.

      o Upon execution of the Letter Agreement, I shall receive a bonus payment of $16,200 for 2003.

      o Upon execution of the Letter Agreement, I shall receive options for 202,500 shares of the common stock of iST, at an exercise price of $.47 per share, and options for 72,917 shares of the common stock of iST, at an exercise price of $0.49, all of which shall be registered in a manner consistent with the terms of the Executive Employment Agreement.

4. ADDITIONAL CONSIDERATION. In additional consideration for termination and consultation set forth in paragraphs 1 and 2, respectively, the Companies agree as follows:

      o Upon execution of this Letter Agreement iST shall terminate the Escrow Agreement, dated August 28, 2003, between iST, the escrow agent, me and other former shareholders of TSC, and reissue certificates for 409,460 shares of iST common stock to allow me to gift 185,082 shares to the former shareholders of TSC, and return the balance of the shares to Westburg Media Capital L.P. as security for their outstanding loan to iST.

      o iST will use its best efforts to obtain Westburg's release of my iST shares and cancellation of my Pledge Agreement with them.

      o iST will use all reasonable and necessary means to assure expedited SEC registration of all iST stock issued to TSC shareholders in accordance with the Plan of Exchange dated August 28, 2003.

      o iST will use all reasonable and necessary means to assure expedited substitution of iST for Dee Reynolds Sciortino and me on any bid bonds and performance bonds either of us previously guaranteed for the benefit of TSC in accordance with the Share Exchange Agreement dated August 28, 2003.

      Assuming this Letter Agreement meets with your approval, upon execution by you on behalf of the iST, this document will become a binding, valid legal contract between iST and me.

                                    Sincerely,

                                    /s/ John A. Sciortino

                                    John A. Sciortino


      On this 19th day of March, 2004, I Thomas E. Wharton. Jr., in my capacity of Chief Executive Officer of iST, on behalf of iST, do hereby execute and enter into the aforestated Letter Agreement:

/s/  Thomas E. Wharton, Jr.
---------------------------------
Thomas E. Wharton, Jr.